EXHIBIT 99.1

                                                                                                                  Contact:  Richard A. Peabody
                                                                                                                                   Vice President and
                                                                                                                                  Chief Financial Officer
                                                                                                                                  (214) 343-7812

Romacorp, Inc. Announces An Exchange Offer for all of the
Company's Outstanding 12% Senior Notes Due July 2006

Dallas, Texas, May 14, 2002 - Romacorp, Inc. today announced that it has made an offer to exchange 12% Senior Secured Notes due April 1, 2006 for up to all the outstanding 12% Senior Notes due July 1, 2006 of the Company. The Company is also soliciting consents with respect to certain amendments to the indenture governing the 12% Senior Notes due July 1, 2006. It is a condition to the exchange offer and consent solicitation that holders of not less than a majority of the aggregate principal amount of outstanding 12% Senior Notes due July 1, 2006 shall have validly consented to the proposed amendments to the indenture governing the 12% Senior Notes on or prior to the expiration date.

The exchange offer will be effected on a basis of $790 principal amount of 12% Senior Secured Notes for each $1,000 principal amount of 12% Senior Notes validly tendered and accepted for exchange. Currently, $57,000,000 aggregate principal amount of 12% Senior Notes are outstanding. The Company will exchange up to $45,030,000 aggregate principal amount of 12% Senior Secured Notes for up to all of the 12% Senior Notes outstanding.

Holders of 12% Senior Notes who validly deliver consents to the proposed amendments on or prior to the expiration date will be entitled to receive a consent fee of $10 for each $1,000 principal amount of 12% Senior Notes for which consents are received. The consent fee will be paid in the form of 12% Senior Secured Notes due April 1, 2006.

The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on June 11, 2002, unless extended.

Jefferies & Company, Inc. has been appointed as information agent for the exchange offer, and The Bank of New York is serving as exchange agent. Copies of the Exchange Offering Memorandum and Consent Solicitation Statement may be obtained from Jefferies & Co., Inc., 650 Poydras Street, Suite 2215, New Orleans, Louisiana 70130 or by phone at 504-681-5778.

Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. The Company currently operates 56 restaurants and franchises 195 restaurants in 29 states and 25 foreign countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward-looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.